Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.
Exhibit 10.9

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), effective as of December 1, 2012 (the “Effective Date”), is made by and between DEAN FOODS COMPANY, a Delaware corporation, with its principal place of business located at 2711 North Haskell Avenue, Suite 3400, Dallas, TX 75204 (hereinafter referred to as “Licensor”) and WWF OPERATING COMPANY, a Delaware corporation, with its principal place of business located at 12002 Airport Way, Broomfield, CO 80021(hereinafter referred to as “Licensee”). Licensor and Licensee are collectively known as the “Parties”.

WHEREAS, Licensor has rights to sublicense the trademarks set forth on Exhibit A, as may be amended, hereinafter referred to as the “Licensed Trademarks”).

WHEREAS, Licensee desires to use the Licensed Trademarks to identify and sell shelf stable aseptic flavored and white milk packaged in a 237 ml or less terra prisma package (the “Licensed Products”) in and throughout the United States of America, Canada and Mexico (hereinafter referred to as the “Licensed Territory”). The license for the sale of Licensed Products in the Licensed Territory will be limited to customers in the grocery, mass, drug, dollar, foodservice (but in the case of foodservice, limited to those specific customers specified in Exhibit C attached hereto), and club store channels of trade, and specifically excludes schools (the “Licensed Channels of Trade”).

WHEREAS, Licensor and Licensee desire to safeguard, promote and maintain the good will and excellent reputation for quality now associated with all products sold under the Licensed Trademarks.

NOW, THEREFORE, to effectuate the above purposes, and in consideration of the mutual covenants and promises set forth herein, Licensor and Licensee hereby agree as follows:

1. LICENSE: Licensor hereby grants to Licensee a license as of the Effective Date of this Agreement, subject to the provisions of this Agreement, to use the Licensed Trademarks in connection with the production, packaging, marketing, sale and distribution of Licensed Products in the Licensed Channels of Trade in the Licensed Territory. The Licensed Products shall be produced by the Licensee according to the written processes, specifications, and other written standards for the Licensed Products in connection with which the Licensed Trademarks is used. Licensor shall have the right to approve all Licensed Products, including the item, package size, final product and packaging both (i) prior to full production via the use of samples and (ii) during the initial Product start up runs at facility where the Licensed Products are produced.

2. EXCLUSIVITY: During the Term, Licensor grants an exclusive license to Licensee to produce, market, distribute or sell the Licensed Products in the Licensed Channels of Trade in the Licensed Territory.

3. OWNERSHIP OF FORMULAS; DEVELOPMENT OF NAMES, DESIGNS AND SLOGANS: Licensee and Licensor each acknowledge and agree that the formulations for each Licensed Product and all new formula development concerning the Licensed Products shall be owned exclusively by Licensor. The formulas for the Licensed Products constitute a valuable trade secret and shall be subject to the provisions of Section 25 below concerning protection of Licensor’s trade secrets. Licensee agrees that the formulas shall not be used to produce any products other than the Licensed Products to be produced pursuant to this Agreement.

The parties agree that Licensee may develop names, designs and/or slogans which may be used in connection with the Licensed Products, upon Licensor’s approval. Ownership of any such names, designs and/or slogans shall be owned by Licensor, and added to Exhibit A.

4. LICENSED PLANTS: The license granted herein by Licensor to Licensee is limited to Licensed Products processed by Licensee at the Licensee’s plants listed below or at such other locations as each may be approved by Licensor from time to time in writing (hereinafter referred to as the “Licensed Plants”).

City of Industry, California

Dallas, Texas

5. TERM: Except as otherwise set forth in this Agreement, the license granted herein shall remain in force from the Effective Date until December 31, 2017, provided (i) Licensee pays the Royalty set forth below (the “Initial Term”) and (ii) Licensee sells at least [**] units in Contract Year 2017 as set forth below in Section 7. Thereafter this Agreement shall be automatically extended for additional one (1) year periods (the “Extended Term”) provided Licensee is in compliance with all terms of this Agreement, including payment of royalties and meeting Minimum Sales Volumes. The Initial Term and Extended Term, if any, may be referred to herein as “Term.”

6. ROYALTIES:

a. Royalty. As consideration for this License, Licensee shall pay to Licensor a royalty of [**]% of Net Sales during the Term; provided that such royalty payments for Contract Years during the Initial Term shall be no less than the Minimum Royalties set forth below for the referenced Contract Year. The royalty shall be paid quarterly during the Term of this Agreement and any difference between the royalty as paid and the Minimum Royalty specified below shall be paid at the end of the then current Contract Year.

Year	Minimum Royalty
2013	$ [**]
2014	$[**]
2015	$[**]
2016	$[**]
2017	$[**]

b. Definition of Net Sales. For purposes of this Agreement, Net Sales shall be calculated as gross sales minus allowances and rebates (including without limitation trade discounts, and other customer allowances) but excluding coupons granted for consumer sales promotion and other direct-to-consumer benefits.

c. All quarterly payments shall be made in U.S. Dollars and shall be paid within forty-five (45) days of the end of each calendar quarter. All payments shall be submitted to the following address: Dean Foods Company, 2711 North Haskell Avenue, Suite 3400, Dallas, TX 75204.

7. MINIMUM SALES VOLUMES: For Contract Years beyond the Initial Term, during each Contract Year after the Initial Term, Licensee must meet the following minimum sales volume (“Minimum Sales Volume”) of the Licensed Products using the Trademark:

Contract Year	Minimum Sales Volume (In Units)

2017	[**] Units

2018 (if any)	[**] Units or the actual sales volume (whichever is greater) plus the percent growth of sales in the chocolate milk category for the current year over such sales for Contract Year 2017 (per IRI or similar data)

Subsequent Contract Years (if any)	Previous Contract Year Minimum Sales Volume or actual sales volume plus the percent growth of sales in the chocolate milk category for such Contract Year over the immediately preceding Contract Year (per IRI or similar data)

For the purposes of determining whether the Minimum Sales Volumes have been met for a Contract Year, the parties agree that they will, on September 30, 2017 and each September 30 thereafter, review the previous twelve (12) month period performance against IRI data with respect to Minimum Sales Volumes or the minimum Unit Volumes for Calendar Year 2017 to determine whether the Agreement will be extended by an additional one (1) year. For example, if on September 30, 2018, the percent sales growth for the chocolate milk category (“Category Growth Target”) for the period from October 1, 2017 through September 30, 2018 is equivalent to the actual sales growth for the Licensed Products, then the Agreement shall be extended for an additional year, to expire December 31, 2019, Notwithstanding anything to the contrary contained in this Agreement, in the event that a determination made on any September 30 indicates that Licensee has failed to meet the Category Growth Target, Licensee may have the option to cure such failure to meet the Category Growth Target by reviewing the previous twelve month performance at any date between September 30 and December 31 in the period during which the Category Growth Target was not met.

For purposes of this Agreement, a “Contract Year” shall be each twelve (12) month period commencing January 1 and ending each December 31 during the Initial Term and Extended Term, if any.

The definition of “Unit” as used in this Agreement shall mean each 237 ml tetra prisma package containing Licensed Product.

8. REPRESENTATION:

a. Licensee agrees that during the Term, Licensee shall, at its sole cost and expense, diligently and continuously produce, distribute and sell the Licensed Products, and that it shall use reasonable commercial efforts to make and maintain adequate arrangements for the distribution of the Licensed Products in the Licensed Channels of Trade throughout the Licensed Territory so as to develop and maintain a substantial, and expanding business in such Licensed Products.

b. Licensor and Licensee shall each designate one employee to serve as the central contact for any discussions concerning this Agreement.

c. Representatives of Licensor and Licensee shall meet at least once per year to review and discuss the sales results and trends for the Licensed Products, labeling, packaging, potential new Licensed Products, to adjust any performance criteria based upon then current market conditions, and any other matters relevant to this Agreement and to approve marketing and sales plans for the Licensed Products. Licensor and Licensee shall work together in good faith to address and resolve any issues identified and to implement any actions agreed upon as much as practicable.

9. LICENSOR APPROVALS:

a. The quality and type of the Licensed Products and proofs of all packaging material as well as proofs of every use of the Licensed Trademarks whether on packaging material, labels, advertising and sale promotion material or otherwise shall be subject to the express written approval of Licensor prior to distribution and sale thereof by Licensee; provided, however, that Licensee shall not be required to receive express written approval of uses of the Licensed Trademarks which have been previously approved for use by Licensor if a material change in the use has not occurred (e.g., using Licensed Trademarks label in an online application or advertisement). Licensee shall allow at least fifteen (15) days for Licensor to approve materials. Licensor shall approve or disapprove materials within fifteen (15) business days. Licensee’s right to use the Licensed Trademarks in advertising and promotion of the Licensed Products shall be limited to use of precise reproductions of the Licensed Trademarks as actually used with the Licensed Products unless Licensor expressly authorizes other uses. Subject to the proviso contained in the first sentence of this Subsection 9(a), before promoting, selling or distributing any of the Licensed Products, Licensee shall furnish to Licensor free of cost the following;

i. actual or electronic sample proofs of all packaging material used with each Product and copies of proofs of representative tags, labels, imprints or other devices used in connection with any Licensed Products.

ii. actual samples of the Licensed Products on a quarterly basis as may be requested by the Licensor for the purposes of ensuring the continued quality of the Licensed Products.

iii. Before advertising any of the Licensed Products, Licensee shall obtain Licensor’s express written approval of copies of all proofs of advertising, promotional or display material, bearing the Licensed Trademarks and/or Licensed Products (including, with respect to video advertising, if used, story boards and scripts and video footage, of a reasonable size designated by Licensor, of all proposed video or film advertising) intended to be used by Licensee. Licensee shall request such approval by furnishing copies of all such materials to Licensor free of cost or by other method of delivery.

iv. In the event expedited approval is required for public relations materials (e.g. press releases) relating to Licensor, the Licensed Trademarks or the Licensed Products, Licensee may request that such approval be expedited. Such requests must be made in writing and must contain special written notice that expedited handling is specifically requested.

b. After samples have been approved pursuant to this Section, Licensee shall not depart there from in any material respect without the prior, express, written approval of Licensor. All samples shall conform to the trademark and copyright notice requirements of Section 14. Licensor shall not unreasonably withhold, condition or delay approvals requested by Licensee and any disapproval shall be accompanied by the reason(s) therefore.

10. COMPLIANCE WITH APPLICABLE LAWS AND INDUSTRY STANDARDS: Licensee agrees that the Licensed Products shall be produced, packaged, sold and distributed in accordance with all applicable laws, governmental orders and regulations as they all may be in effect from time to time; and that the policy of sale, distribution and exploitation by Licensee shall in no manner reflect adversely upon the Licensed Trademarks.

11. QUALITY ASSURANCE:

a. Licensee warrants that the Licensed Products will not be adulterated or misbranded within the meaning of the federal Food, Drug and Cosmetics Act or the various regulations promulgated there under (the “Act”) and will not be prohibited from being introduced into interstate commerce under the provisions of Sections 404 and 505 of the Act.

b. Licensee shall comply with all good manufacturing and storage practices and all laws and regulations having application to the production, storage and sale of the Licensed Products using the Licensed Trademarks and upon request, shall provide to Licensor written certification that the Licensed Products using the Licensed Trademarks meet all applicable specifications required by law, industry standards, and applicable federal, state and local regulatory bodies, Licensee shall promptly notify Licensor of any significant discrepancies noted during any inspection by the United States Food and Drug Administration related to the production of a Licensed Product, the United States Department of Health, or any other legally authorized federal, state or local regulatory agencies of a production facility where the Licensed Products are produced. Upon reasonable notice and at a time mutually agreed upon by the parties, Licensor shall be permitted to review copies of any inspection reports issued by the above referenced governmental agencies only as it pertains to the manufacturing and storage of Licensed Products.

c. Licensor shall be permitted, during regular business hours and upon reasonable notice at a time mutually agreed upon by the parties, to inspect the manufacturing facilities used to produce the Licensed Products using the Licensed Trademarks and any storage facilities used to store the Licensed Products using the Licensed Trademarks. A Licensee employee shall be permitted to accompany Licensor’s representatives at all times during the inspection. Licensor’s representatives shall comply with all reasonable health, confidentiality and safety procedures in effect at the manufacturing facility. During such inspection, Licensor may review quality control and manufacturing reports as it may reasonably request pertaining to the Licensed Products. Licensee agrees to make available laboratory reports or other documents provided to federal, state or local regulatory authorities during the twelve (12) month period prior to the date of such audit, Licensee’s pest control records for such twelve (12) month period and reports of inspection of the Licensed Plants performed by any federal, state or local regulatory authorities during the twelve (12) month period prior to the date of such audit to the extent such reports, documents or records relate to any of the Licensed Products or facilities in which such Licensed Products are produced or stored.

d. Licensee shall provide to Licensor’s Quality & Regulatory Compliance department a GFSI certification for each manufacturing/co-manufacturing operation, annually, or other mutually agreed-upon food safety standard assessment for each Licensee manufacturing or contract manufacturing facility that produces a Licensed Product. Compliance to annual certification with any standard other than GFSI requires Licensee to provide full assessment report with corrective actions.

e. Licensor shall have the right to request from Licensee reasonable quantities, at reasonable times, of production samples of the Licensed Products for purposes of verifying that Licensee is adhering to the quality standards for such Licensed Products set forth herein.

f. The Parties recognize that the need for protection of consumers and of the public is of paramount consideration and that no approval granted by Licensor under this Agreement will release Licensee of its responsibilities to comply with all of the provisions hereof, including, without limitation, those relating to product quality, advertising, packaging and marketing. In addition to its undertaking to protect consumers and the public, Licensee shall subject the Licensed Products to a quality control program designed by Licensee, which program is approved by Licensor in writing prior to the first production of Licensed Products for commercial sale and distribution. Licensee shall modify such quality control program to conform to any reasonable requests made by Licensor and shall not alter such program in a manner that would affect either the quality or safety of the Licensed Products without the prior written approval of Licensor. Licensee shall report to Licensor all material alterations to such program and shall revise such alterations to such program to comply with any reasonable request for such revision as Licensor may make. The Parties understand that Licensee’s processing methods and quality control program shall be in compliance with Licensor’s standards.

g. Licensee shall print a toll free number or website address that enables a consumer to reach a live operator on all packages of the Licensed Products directing consumers to call that number with questions regarding the Licensed Products. The toll free phone number and website address shall be manned by live operators during regular business hours. Licensee will provide sufficient trained consumer response staff to handle consumer calls or other correspondence about the Licensed Products, will keep a log of all such contacts received about the Licensed Products, will use commercially reasonable efforts to satisfy consumer complaints or concerns about the Licensed Products as quickly as possible, and will provide detailed information or records generated through this consumer relations program to Licensor in mutually agreed-upon format(s) and frequency. Licensee shall provide a report on consumer comments on a quarterly basis to Licensor Quality & Regulatory Compliance. The report shall include: product name; consumer comment; lot code; manufacture location; and Licensee’s corrective action. In addition, Licensee shall contact Licensor Quality & Regulatory Compliance immediately should a consumer of the Licensed Product communicate potential alleged illness or injury, or potential contact of any government agency or news media.

12. PRODUCT RECALL:

a. Licensee shall establish, in writing, a product recall program for the Licensed Products, a summary of which shall be subject to the prior written approval of Licensor. Licensee shall modify such program to conform to any reasonable requests made by Licensor. Licensee shall report to Licensor all alterations to such program and shall revise such alterations to such program to comply with any reasonable request for such revision as Licensor may make. Such program shall provide that Licensee shall immediately advise Licensor of any Product recall considerations or deliberations and provide Licensor with the right to attend and participate in such deliberations.

b. Licensee shall have complete responsibility for recalls related to the Licensed Products. Notwithstanding the foregoing, Licensor shall have the absolute right to recall any Product, if it determines that the use and/or distribution of the same may, in its sole opinion, pose a risk to the health and welfare of the public in a manner consistent with established United States Food and Drug Administration policy or damage or endanger the good will of the Licensed Trademarks. Notwithstanding Licensor’s right to recall any Product as set forth in the preceding sentence, Licensor agrees to coordinate its activities with respect to such recall with Licensee as long as Licensee has commenced and is diligently prosecuting to completion a recall as required herein. Upon notice of any such recall, including oral notice, Licensee shall immediately recover all materials required by Licensor to be recovered and shall dispose of such materials as directed by Licensor or applicable regulatory authority.

c. In recognition of the paramount importance of protecting the health and welfare of the public and the good will associated with the Licensed Trademarks, Licensor and Licensee agree to take whatever steps are necessary to abate any health risk or possible damage to the good will of the Licensed Trademarks as quickly and effectively as possible. Licensee shall contact Licensor’s Quality & Regulatory Compliance department immediately if consideration is being given to involve a Licensed Product in a recall or market withdraw, or if a consumer alleges illness or injury or threatens to contact any government agency or media. Licensee shall provide Licensor with the right to have input into recall or market withdraw considerations and into responses to government agency or media communications.

13. MODIFICATIONS TO LABELING AND PACKAGING:

a. The Parties will, in good faith, discuss any changes requested by Licensor or Licensee. In the event Licensor requests a change in packaging material or design that is required by law or necessary to ensure the safety or quality of the Licensed Products, then Licensee shall be responsible for all costs of such change; provided, however, that Licensee shall not be required to incur costs for greater than ninety (90) days worth of packaging inventory. If such change is not required by law or necessary to ensure the safety or quality of the Licensed Products, then the party requesting the change shall be responsible for all costs of such change.

b. Notwithstanding the above, Licensor in its sole discretion may require changes to the packaging design and graphics once during the Initial Term and once during each successive Renewal Term if desired to maintain consistency of brand and product appearance and consumer presentation. Licensee agrees that it will implement and Licensor shall be responsible for the costs of such change.

c. Licensee shall be responsible for complying with all packaging quality standards, including but not limited to color matching, color standards, packaging graphics and packaging composition.

14. COPYRIGHT AND TRADEMARK NOTICE: Licensee shall cause to be imprinted irremovably and legibly on all advertising, promotional, packaging and wrapping material and any other material wherein the Licensed Trademarks appear such (i) legends, markings and notices as Licensor may reasonably request in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto and/or (ii) the appropriate copyright notice. Any copyrights, Licensed Trademarks or other intellectual property rights with respect to the advertising, labeling and packaging design and graphics of the Licensed Products shall be deemed to be the sole and exclusive property of Licensor except to the extent such materials may contain trademarks not owned by it and permitted in accordance with this Agreement, and to the extent such advertising, labeling and packaging design and graphics may be developed by Licensee or Licensee’s agents or contractors, such rights shall be procured by Licensee for the benefit of Licensor and, if necessary, such rights shall hereby be assigned by Licensee to Licensor.

15. OTHER NAMES AND LICENSED TRADEMARKSS:

a. The Licensee may not, without the prior, express written consent of the Licensor, use any corporate name, trade name or trademark in connection with the packaging, advertising, offering for sale or sale of any Licensed Products, whether said other name or mark be that of Licensee or of any other person. In the event that applicable law shall require the identification of Licensee on packaging or labeling, such identification shall be given the minimum prominence consistent with such law. The packaging or labeling of all Licensed Products shall bear the following legend: TRU MOO used under license from Dean Foods Company.

b. Licensee shall use its own corporate name on all business letterheads, order blanks, bill heads, contracts, and other documents pertaining to its relationship with trade customers and suppliers and other persons furnishing goods or services to Licensee. In connection with its relations with such customers, suppliers and furnishers of goods and services, Licensee will not use the Licensed Trademarks in such a manner, or otherwise act, so as to lead such persons to believe that Licensee and Licensor are the same corporation or are affiliates of each other, or that one is the agent for the other.

16. QUARTERLY STATEMENTS: Within forty-five (45) days of the last day of each quarter of the Contract Year, Licensee shall furnish to Licensor complete and accurate statements, certified to be accurate by an officer of Licensee, showing for each Licensed Product, the number of units distributed or sold by Licensee during the preceding calendar quarter, the gross sales and Net Sales, and such other information as Licensor may reasonably request. Licensor acknowledges that the timing of non off-invoice trade spending, e.g., unsaleables, returns, etc., may not coincide with the period of sale, and such expenses will be reflected on the quarterly statements for the quarters in which they are paid. Such statements shall be furnished to Licensor whether or not any of the Licensed Products have been sold or distributed during the calendar quarter for which such statements are due. Licensee acknowledges its obligation to furnish complete and accurate statements to Licensor and agrees to rectify immediately any inconsistencies or errors which are discovered in any statements.

17. BOOKS AND RECORDS: Licensee agrees to keep accurate books of account and records at its principal place of business covering all transactions relating to the production, marketing, sales and royalty payments of all Licensed Products, and Licensor or its duly authorized representatives shall have the right, upon reasonable notice and during Licensee’s normal business hours, to examine said books of account and all records pertaining to sales and/or production of Licensed Products in the possession or under the control of Licensee and to make copies and extracts thereof at Licensor’s expense. If the Licensee has been granted the right to produce, sell and distribute more than one Licensed Product under the terms of this Agreement, Licensee agrees that the books of account and records it shall maintain shall include, but not be limited to, information disclosing the sales by Licensee with respect to each Licensed Product; and said information shall be subject to Licensor’s aforementioned inspection and copying rights. All books of accounts and records for each Licensed Product shall be kept available for at least two (2) years or such shorter time as required by Licensee’s record retention policies. Licensor shall have the right to have an independent auditor audit during normal business hours the books and records of Licensee, provided, such independent auditor shall not relay to Licensor the results of or any information obtained during such audit except for such results or information as may relate to the Licensed Products or Licensee’s compliance with the provisions of this Agreement. The Licensor shall bear the cost of any such audit except that Licensee shall bear the cost of the audit if 1) such audit discloses that the Licensee has failed to comply with all of the material provisions of this Agreement and/or 2) an audit reveals that Licensee’s payment of royalties to Licensor for the relevant period is less than ninety seven percent (97%) of the amount that should have been paid.

18. UNDERTAKINGS OF LICENSOR: Licensor represents, warrants and agrees that:

a. Licensor is duly incorporated in the United States and has foil power and authority to execute and deliver this Agreement and perform its obligations hereunder; and (ii) this Agreement constitutes the legal, valid and binding obligation of Licensor, enforceable against it in accordance with the terms hereof; and (iii) Licensor’s execution, delivery, and performance of this Agreement does not and will not conflict with, result in the breach of, or constitute a default under any arrangement or agreement to which it is a party or by which it is bound.

b. To the best of Licensor’s knowledge, the Licensed Trademarks does not violate or infringe the intellectual property rights of any third party when used in accordance with the terms of this Agreement.

c. As of the date of this Agreement, the Licensed Trademarks is not the subject of any pending claim of ownership or infringement by any third party for the goods licensed herein.

d. Licensor owns the Licensed Trademarks in the United States, and has applied to register the Licensed Trademarks in Canada and Mexico.

19. UNDERTAKINGS OF LICENSEE: Licensee represents, warrants and agrees that Licensee is duly organized under the laws of its relevant jurisdiction and has full power and authority to execute and deliver this Agreement and perform its obligations hereunder; and (ii) this Agreement constitutes the legal, valid and binding obligation of Licensee, enforceable against it in accordance with the terms hereof; and (iii) Licensee’s execution, delivery, and performance of this Agreement does not and will not conflict with, result in the breach of, or constitute a default under any arrangement or agreement to which it is a party or by which it is bound.

20. INSURANCE: Licensee shall obtain and maintain at its sole cost and expense throughout the Term of this Agreement insurance in accordance with the terms set forth on Exhibit B hereto.

21. INDEMNIFICATION:

a. Indemnification by Licensee: Regardless of any inspections conducted by or consents granted by Licensor, regardless of whether Licensor makes available a toll free telephone number by means of which consumers of the Licensed Products may provide their comments regarding the Licensed Products directly to Licensor, and regardless of compliance by Licensee with any standards promulgated hereunder, Licensee agrees to defend, indemnify and hold Licensor, its officers, directors, shareholders, employees, parent entities, subsidiaries and affiliates, harmless from any and all damages, liabilities and expenses, including reasonable attorneys’ fees, relating to any suit, claim or governmental proceeding (whether or not Licensor shall be a party thereto) related to the Licensed Products or which arises out of any breach of any representations or warranties or covenants made by Licensee in this Agreement, the conduct of Licensee’s business, or out of a breach of its obligations under this Agreement, whether in Contract, Tort or otherwise. Licensor agrees to give Licensee prompt notice of all such claims. Notwithstanding the above, Licensee shall have no obligation to defend, indemnify or hold Licensor harmless from and against any damages, liabilities and expenses, including attorneys’ fees, relating to any suit, claim or governmental proceeding which arises out of (i) Licensor’s sole negligence or willful misconduct, or (ii) a matter that is the subject of Licensor’s obligation to indemnify Licensee as set forth below, including without limitation, any claims with respect to the validity of or rights in the Licensed Trademarks or any claim alleging breach of any of Licensor’s representations or warranties or its obligations under this Agreement, whether in Contract, Tort or otherwise.

b. Indemnification by Licensor: Licensor agrees to defend, indemnify and hold Licensee, its officers, directors, stockholders, employees, parent entities, subsidiaries and affiliates, harmless from any and all damages, liabilities and expenses, including reasonable attorneys’ fees, relating to any suit, claim or governmental proceeding (whether or not Licensee shall be a party thereto) related to trademark infringement alleged to have occurred by reason of Licensee’s use of the Licensed Trademarks in accordance with this Agreement or which arises out of any breach of any representations or warranties or covenants made by Licensor in this Agreement, the conduct of Licensor’s business, or out of a breach of its obligations under this Agreement, whether in Contract, Tort or otherwise. Licensee agrees to give Licensor prompt notice of all such claims. As set forth in Section 26, if Licensor and/or Licensee receive notice of a claim of infringement related to this license, Licensor shall have the option to terminate this Agreement with thirty days notice in order to resolve such infringement claim. Notwithstanding the above, Licensor shall have no obligation to defend, indemnify or hold Licensee harmless from and against any damages, liabilities and expenses, including attorneys’ fees, relating to any suit or claim which arises out of (i) Licensee’s sole negligence or willful misconduct, or (ii) a matter that is the subject of Licensee’s obligation to indemnify Licensee as set forth in this Section, including without limitation, any claims with respect to the conduct of Licensee’s business, or any claim alleging breach of any of Licensee’s representations and warranties or its obligations under this Agreement, whether in Contract, Tort or otherwise.

22. ASSIGNMENT AND SUB-LICENSING:

a. The License granted hereunder is and shall be personal to Licensee, and shall not be assignable by any act of Licensee or by operation of law without the express written consent of Licensor. Notwithstanding the above, this Agreement may be assigned without Licensor’s consent in connection with (i) any merger of Licensee with a subsidiary or affiliate of or controlled by Licensee provided such assignment would not violate other terms of this Agreement, or (ii) of any transaction in which the Parent Company’s (as such term is defined below) securities become publicly traded.

b. Licensee shall have no right to grant any sub-licenses. Any attempts by Licensee to grant sub-licenses or to assign or part with possession or control of the License granted hereunder or any of Licensee’s rights hereunder other than as provided herein shall constitute a material breach of this Agreement.

23. PROTECTION OF LICENSOR’S LICENSED TRADEMARKS

a. All rights in the Licensed Trademarks other than those specifically granted herein are reserved to Licensor or its licensors for its own use and benefit. Licensee acknowledges that it shall not acquire any rights in the Licensed Trademarks, or any other Licensed Trademarks owned by Licensor, as a result of Licensee’s use of the Licensed Trademarks, and that all use of the Licensed Trademarks by Licensee shall inure to the benefit of Licensor or Licensor’s licensor as applicable. Licensee agrees that it shall not, directly or indirectly, during the term hereof or thereafter, attack the validity of the ownership of the Licensed Trademarks by Licensor or attack the validity of the license herein granted to Licensee in any proceeding whatsoever.

b. Licensee acknowledges Licensor’s, and Licensor’s licensors as applicable, right, title and interest in and to the Licensed Trademarks, trade name and registrations of the same and will not in any way, directly or indirectly, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of said right, title and interest in connection with the use of said Licensed Trademarks and trade name. Licensee shall not in any manner represent that it has any ownership in said Licensed Trademarks, trade name or any registration thereof and Licensee acknowledges that use of the Licensed Trademarks by it shall not create in said Licensee any right, title or interest in or to said Licensed Trademarks and trade name but all use of said Licensed Trademarks by said Licensee shall inure to the benefit of Licensor. Licensee covenants and agrees that it will at no time adopt or use any word or mark, or design which is identical to or likely to cause confusion with any trademark, trade name or packaging of Licensor.

24. TRADE SECRETS AND CONFIDENTIAL INFORMATION:

a. Upon execution of this Agreement, Licensee agrees to hold in confidence and not disclose to any third parties nor use for its own benefit, any information or data that it may acquire from Licensor with regard to the Licensed Products, including the formulation thereof, ingredients supplied by Licensor, Licensor’s manufacturing facilities, the terms of this Agreement and marketing or other information related to the Licensed Trademarks except for information which is or becomes part of the public domain, or which Licensee previously received from third parties, itself developed or later obtains from third parties not known by Licensee to owe a duty of confidence to Licensor. Upon the termination of this Agreement, Licensee shall cease to employ or utilize all information it receives from Licensor, other than information it has previously received from third parties, developed itself or may later obtain from public information sources or from third parties not owing a duty of confidence to Licensor.

b. Upon execution of this Agreement, Licensor agrees to hold in confidence and not disclose to any third parties nor use for its own benefit any confidential information or data that it may acquire from Licensee with regard to the Licensed Products or Licensee’s manufacturing facilities, except for information which is or becomes part of the public domain, or which Licensor previously received from third parties, itself developed or later obtains from third parties not known by Licensor to owe a duty of confidence to Licensee. Upon the termination of this Agreement, Licensor shall cease to employ or utilize all information it receives from Licensee, except for information deemed under this Agreement to be property of Licensor, other than information which it has previously received from third parties, developed itself or may later obtain from public information sources or from third parties not owing a duty of confidence to Licensee.

25. EARLY TERMINATION RIGHTS:

a. This Agreement and the license hereby granted may be terminated at any time by the Licensor on written notice effective automatically thirty (30) days after the receipt thereof by the Licensee upon the occurrence of the following:

i. The ownership or control or any incidents of ownership (including but not limited to the right to sell, to agree to sell, to pledge or to restrict the discretion in voting) of the securities of The WhiteWave Foods Company, a Delaware corporation and the parent company of Licensee (the “Parent Company”), changes such that a “Change of Control Event” as defined herein occurs and the party who attains control of Licensee is (a) a party whose primary business is in the daily products or daily beverage industry (in Licensor’s reasonable discretion), or (b) has a net worth at least 50% less than the net worth of Licensee; provided, however, that an initial public offering of securities of the Parent Company as contemplated in a Form S-l filed by Parent Company on August 7, 2012 (Registration Number 333-183112) or a distribution of Parent Company stock also as contemplated in such Form S-l shall not be deemed a Change in Control Event. As used herein, the term “control” as used with respect to an entity or business, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity or business, whether through ownership of voting securities, contract or otherwise;

ii. Licensee shall fail, in any material respect, to perform any of the terms of this Agreement to be performed by Licensee and, unless otherwise provided herein, shall fail to correct such breach within thirty (30) days after receipt of written notification of the breach, or, if such breach is not capable of being cured within such thirty (30) day period, Licensee shall have an additional sixty (60) days to cure such breach as long as it is diligently pursuing such cure throughout the cure period;

iii. [Intentionally left blank.]

iv. Other than as a result of Licensor’s breach under this Agreement, or any other action or omission of Licensor, Licensee becomes the subject of any governmental, labor or consumer action, proceeding, boycott or campaign which, in Licensor’s reasonable judgment, may injure or bring discredit upon the Licensed Trademarks or the good will represented thereby;

v. Licensor shall determine in good faith that Licensee is producing the Licensed Products under unsafe health and sanitation conditions and shall fail to correct such breach within forty-eight (48) hours after receipt of notification of Licensor’s determination, provided, however, that Licensee shall not produce any Licensed Products until Licensee has corrected such breach to Licensor’s reasonable satisfaction. Licensor’s determination that Licensee is producing the Licensed Products under unsafe health and sanitation conditions may be based upon either inspections by Licensor’s representatives and/or the actions of any federal, state or local governmental body in citing Licensee for violations of applicable health or sanitation laws or regulations;

vi. Licensor shall determine in good faith that Licensee is producing and/or selling a non-organic, shelf-stable flavored or white milk.

vii. Licensee fails to follow properly the specifications for the Licensed Products, or fails to meet any requirements of the quality control program and fails to cure such breach within thirty (30) days after receipt of written notice from Licensor, provided, however, that Licensee shall not produce any Licensed Products until Licensee shall have corrected such breach to Licensor’s reasonable satisfaction.

viii. During any Contract Year Licensee fails to pay Licensor any royalties due to be paid hereunder within ten (10) days of the date such payment is due if previously during such Contract Year Licensee failed to pay Licensor any royalties when such payment was due and as a result thereof received a written notice from Licensor that such payment was overdue.

ix. If Licensee shall fail to carry on the production, distribution and sale of the Licensed Products in accordance with the terms and intent of this Agreement, and shall fail to correct such breach within thirty (30) days after receipt of written notification from Licensor.

x. Licensor and/or Licensee receive notice of a claim of infringement related to this Agreement and Licensor in its reasonable judgment believes such termination is necessary to resolve such claim.

xi. If at the conclusion of the Initial Term Licensee fails to achieve the Minimum Sales Volumes or pay the Minimum Royalty set forth in Sections 6 and 7, as applicable.

Except with respect to the provisions of subparagraphs (a)(ii), (v), (vi) and (vii) of this Section, Licensee shall have no right to cure any defaults except upon the express, written permission of Licensor.

b. If Licensee files a petition in bankruptcy or is adjudicated bankrupt, or if a petition in bankruptcy is filed against Licensee which is not dismissed within ninety (90) days, or if Licensee becomes insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues its business or if a receiver is appointed for Licensee or Licensee’s business who is not discharged within ninety (90) days, the license granted hereunder shall automatically terminate forthwith without any notice whatsoever being necessary, it being acknowledged by both Licensor and Licensee that Licensee possesses unique and special skills of a personal nature, upon which Licensor has relied in entering into this Agreement.

c. Licensor shall be under no obligation to terminate this Agreement on the happening of any or all of the events set forth in Section 25, and, unless Licensor notifies Licensee otherwise in writing, its failure to do so in any instance shall not be deemed a waiver of its right to do so. Licensor’s rights under Section 26 are in addition to all rights which Licensor otherwise may have against Licensee.

d. This Agreement and the license hereby granted may be terminated at any time by the Licensee on written notice effective automatically thirty (30) days after the sending thereof to Licensor in case:

i. Licensor shall fail to perform any of the other terms of this Agreement to be performed by Licensor and shall fail to correct such breach within sixty (60) days after receipt of written notification of the breach; or

ii. Licensor files a petition in bankruptcy or is adjudicated bankrupt, a petition in bankruptcy is filed against Licensor which is not dismissed within ninety (90) days, or Licensor becomes insolvent or a receiver of the business of Licensor is appointed who is not discharged within ninety (90) days, or Licensor makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or a petition under Chapter 11 of the

Bankruptcy Act is filed on behalf of the Licensor, or Licensor terminates or suspends operations for a period in excess of ten (10) days as a result of the action of any creditor or creditors, or a substantial portion of Licensor’s assets are transferred to any creditor by foreclosure, peaceable possession or similar procedure; or

iii. Licensor fails to commence the defense of an infringement action filed against Licensee alleging that Licensee’s use of the Licensed Trademarks in accordance with this Agreement, violates the intellectual property rights of a third party or a judgment is rendered against Licensee or Licensor or a settlement is entered into by Licensor that requires or results in a material modification of the rights granted by Licensor to Licensee hereunder; or

e. Licensee shall be under no obligation to terminate this Agreement on the happening of any or all of the events set forth in Section 25, and, unless Licensee notifies Licensor otherwise in writing, its failure to do so in any instance shall not be deemed a waiver of its right to do so. Licensee’s rights under Section 26 are in addition to all rights which Licensee otherwise may have against Licensor.

26. EFFECT OF TERMINATION:

a. Upon termination of this Agreement, Licensee shall have no right to use any of the (i) Licensed Trademarks, (ii) trade dress, (iii) packaging designs or (iv) formulations or specifications that have or may be developed by Licensee for use with the Licensed Products during the Term of this Agreement. Licensee’s obligations and duties under this Agreement shall survive any expiration or termination of this Agreement, except that Licensee’s obligation to pay the Minimum Royalty shall be terminated if this Agreement is terminated pursuant to Section 25. Licensee shall continue to have an obligation to pay a royalty on any Net Sales and the prorated amount of the Minimum Royalty which would have been due at the time of termination, whichever is greater.

b. If this Agreement is terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or permitted assigns shall have no right to produce, sell, exploit or in any way deal with or in any Licensed Products or any packaging material, advertising, promotional or display material pertaining thereto except with and under the special consent and instructions of Licensor in writing which said Parties shall be obliged to follow.

c. Disposal of Product and Materials: Within thirty (30) days after termination, Licensee will inform Licensor by written notice of the quantity of Product and packaging bearing the Licensed Trademarks remaining and shall destroy all such Product and packaging. Within thirty (30) days after termination, Licensee will inform Licensor by written notice of the nature and quantity of any and all business supplies and advertising or promotional devices bearing the Licensed Trademarks in Licensee’s possession or control and shall make no further use of said materials unless and until the Licensed Trademarks shall have been removed or obliterated from the same in a manner expressly approved by the Licensor.

d. Reversion of Rights: After the expiration or termination of this Agreement, all rights granted to Licensee with respect to Licensor’s Licensed Trademarks hereunder shall forthwith revert to Licensor, and Licensee shall refrain from further use of the Licensed

Trademarks or any further reference to them, directly or indirectly, in connection with the production, sale or distribution of Licensee’s Licensed Products. Licensee shall thereupon turn over to Licensor all materials which reproduce the Licensed Trademarks or, if requested by Licensor in writing, shall give Licensor satisfactory evidence of their destruction. Licensee shall be responsible to Licensor for any damage caused by unauthorized use by Licensee or others of such reproduction materials which are not turned over or destroyed.

e. Equitable Relief: It is agreed that the rights and obligations conveyed and incurred in this Agreement are unique and special and that the termination or breach thereof will not give rise to readily calculable monetary damages. It is agreed that upon breach of any of their respective covenants contained in this Agreement, either Licensor or Licensee shall be entitled to equitable relief by way of injunctive relief and such other relief as any court of competent jurisdiction may deem just and proper.

27. NOTICES: All notices or other communications required or desired to be sent to either party hereto shall be in writing and shall be sent to the addresses set forth above by either Registered or Certified Mail, postage prepaid, return receipt requested or by recognized Overnight Delivery service providing for a receipt and shall be deemed to have been given when actually received.

28. RELATIONSHIP OF THE PARTIES: Nothing contained in this Agreement shall in any way be construed to create an agency relationship, partnership or joint venture between the Parties, and neither party shall have the power to obligate or bind the other party in any manner whatsoever.

29. APPLICABLE LAW; VENUE: This Agreement, whenever called upon to be construed, shall be governed by the laws of the State of Texas applicable to contracts executed and to be wholly performed therein without regard to Texas’ choice of law or conflicts of laws provisions.

30. CAPTIONS: The captions used in connection with the paragraphs and subparagraphs of this Agreement are inserted only for the purpose of reference. Such captions shall not be deemed to govern, limit, modify, or in any manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof; nor shall such captions otherwise be given any legal effect.

31. NO WAIVER: No waiver by either party of a breach or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature.

32. TERMINATION ON INVALIDITY: If this Agreement is declared invalid in whole or in part, for any reason, by any court, governmental agency, body or tribunal with jurisdiction over the Parties and after adjudication of any and all appeals available to a party electing to pursue them, then the entire Agreement shall be deemed void and inoperative.

33. ENTIRE AGREEMENT: Except for any Non-Disclosure Agreement, this Agreement represents the entire understanding between the Parties hereto with respect to the subject matter hereof, and this Agreement supersedes all previous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof and cannot be modified except by a written instrument signed by the Parties hereto.

34. FORCE MAJEURE: Each of the Parties hereto shall be excused from any act, omission or obligation to perform hereunder when such failure or default is caused by an act of god, fire, strikes, war, riot, terrorism, insurrection, boycott, acts of public authorities, delays or defaults caused by public carriers, inability to obtain raw materials or other causes, whether similar or dissimilar, beyond its reasonable control.

35. NO CONSTRUCTION AGAINST DRAFTER: The language used in this Agreement is language chosen by the Parties hereto to express their mutual intent, each having an equal opportunity to participate in the drafting of the provisions hereof. Accordingly, in the construing of this Agreement, neither party shall be presumed or deemed to be the “drafter” or “preparer” hereof and no rule of strict construction will be applied against any party.

36. COUNTERPARTS: This Agreement may be executed in counterparts, including by means of telecopied signature pages, any one of which need not contain the signature of more than one party, each of which shall be deemed an original, but all of which together shall constitute the entire agreement.

37. USAGE: Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word.

IN WITNESS WHEREOF, the Parties have executed this instrument to become effective on the Effective Date.

DEAN FOODS COMPANY (LICENSOR)

By:	/s/ Martin Devine
Name:	Martin Devine
Title:	COO, FDD
Date:	11/14/12

WWF OPERATING COMPANY (LICENSEE)

By:	/s/ Michael J. Ferry
Name:	Michael J. Ferry
Title:	President – Horizon Organic
Date:	December 4, 2012

Exhibit A

Licensed Trademarks

TRUMOO

A TRULY GOOD THING

SMART LUNCHBOX NUTRITION

Exhibit B

All DISTRIBUTORS must maintain the following policies of insurance at their own expense:

Commercial General Liability Insurance, on an occurrence basis, including a duty to defend, which must provide coverage for bodily injury and property damage with the following minimum limits of insurance:

• $1,000,000	Each Occurrence Limit

• $1,000,000	Personal and Advertising Injury Limit

• $1,000,000	Products and Completed Operations Liability

• $2,000,000	Aggregate Limit

The policy must contain a contractual liability coverage extension, either within the policy form or by endorsement. The policy must contain a CG2010 Endorsement (Including Product Completed Operations) naming Dean Foods Company, its parents, subsidiaries and affiliated entities, and its officers, directors and employees as additional insured.

Workers’ Compensation Insurance covering all statutory benefits in the states of operation and Employers’ Liability, with limits of at least $1 million per accident or disease.

Business Auto Liability Insurance, with minimum combined single limits of $1 million per accident for bodily injury and property damage. The policy must include a duty to defend and cover all owned, non-owned, and leased or hired vehicles. The following endorsements must be included:

•	MCS-90 Endorsement Limit of Liability of $1,000,000, If required by law

•	Truckers Intermodal Interchange Uniform Endorsement Limit of Liability of $1,000,000, to the extent this coverage would be applicable to the services provided hereunder.

•

Trailer Interchange Contract Legal Liability Insurance for Physical Damage to Trailers - $75,000 with Dean Foods Company as a Loss Payee for the stipulated value of the unit, to the extent this coverage would be applicable to the services provided hereunder.

All Risk Cargo Legal Liability Insurance, written on an all risk, certificate cargo insurance basis to insure the full value of the load, and deductible amount not to exceed $25,000. The policy must provide refrigeration breakdown coverage.

Pollution Legal Liability Insurance, with minimum limits of $5 million per occurrence and $5 million aggregate combined single limit for bodily injury and property damage, including a duty to defend, arising from pollutants or environmental impairment. If this coverage is provided through the cargo legal liability policy or the auto liability policy, specify coverage, basis written and limits provided. Coverage provided within the distributor’s auto liability policy must be through the use of the CA9948 endorsement.

Commercial Umbrella/Follow Form Excess Insurance, with minimum limits of $4 million per occurrence and in the aggregate, in excess of the underlying policy limits. The policy must provide coverage at least as broad as the underlying policies and provide coverage excess of the required general liability, employer’s liability, and automobile liability coverages.

The following additional requirements shall apply:

•	Insurance must be placed with insurance companies rated at least A, X (10) by the A.M. Best.

•

All liability policies must be endorsed to name Dean Foods Company, its parents, subsidiaries and affiliated entities, and its officers, directors and employees as additional insured utilizing ISO forms.

•

The automobile liability, general liability and workers’ compensation policy, if permitted by law, must have a waiver of subrogation in favor of Dean Foods Company, its parents, subsidiaries and affiliated entities, and its officers, directors and employees.

•

All insurance policies must apply as primary and non-contributory with respects to operations of DISTRIBUTOR. DISTRIBUTOR will bear any losses within insurance deductibles or self-insured retention amounts.

•	All insurance policies must be written on a per occurrence basis except Pollution Liability which is written on a limit of liability basis.

•	All insurance policies must be endorsed to provide Dean Foods Company with 30-days advance written notice of cancellation or material change in coverage.

Subcontractors and Independent Truckers (for brokerage) DISTRIBUTOR will require DISTRIBUTOR’S subcontractors and independent truckers to carry the same insurance coverages as required of the DISTRIBUTOR. DISTRIBUTOR will maintain proof of subcontractors and independent truckers insurance coverage at all times.

Evidence of Insurance:

•

Prior to the execution of this Agreement DISTRIBUTOR shall deliver to Dean Foods Company a certificate, executed by a duly authorized representative of each insurer, showing compliance with the insurance requirements set forth above.

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Policy renewal dates must be noted, and new certificates must be provided, meeting the requirements noted above, throughout the entire term DISTRIBUTOR provides goods or services to Dean Foods Company or any of its affiliated entities.

•

Failure of Dean Foods Company to demand such certificate or other evidence of full compliance with these insurance requirements or failure of (Dean Foods Company to identify a deficiency from evidence that is provided shall not be construed as a waiver of DISTRIBUTOR’s obligation to maintain such insurance.

•	Certificates with disclaimers must have Additional Insured endorsement(s) attached.

The insurance requirements set forth herein are minimum coverage requirements and are not to be construed in any way as a limitation on DISTRIBUTOR’S liability under this Agreement.

Failure to maintain the required insurance may result in termination of this contract at Dean Foods Company option.

Exhibit C

Foodservice Customers included in Licensee’s Territory

Chipotle

Dominos

Jason’s Deli

Corner Bakery

Einstein Noah Group

Other customers may be added to this list if approved in writing by Licensor